NON-COMPETE AGREEMENT


         This NON-COMPETE AGREEMENT (this "Agreement") is entered into as of September 23, 1997, between ADAM Investment Services,
Inc., a Delaware corporation (the "Company"), and Michael T.
Wilkinson ("Individual").

                                    RECITALS

         A. PMC International, Inc. ("PMCI") has entered into a stock purchase agreement, dated as of July 25, 1997 (the
"Stock Purchase Agreement"), pursuant to which PMCI will acquire all of the outstanding capital stock of the Company (the
"Acquisition").

         B. The Company and Individual desire to enter into this Agreement.

                                    AGREEMENT

         NOW, THEREFORE, for and in consideration of the mutual covenants and conditions contained herein and other good and valuable consideration the receipt and sufficiency of which are hereby acknowledged, the Company and Individual hereby agree to the following terms to protect the Company, while not unreasonably restricting Individual after he terminates his affiliation with the Company:

         1.       Acknowledgments.

                  (a) Individual specifically acknowledges that he has been a member of the leadership team of the Company and through his affiliation with the Company he has become privy to substantial confidential and proprietary information of the Company. Because of Individual's expertise and familiarity with the Company, including the Company's confidential and proprietary information, it would be harmful to the Company for Individual, after he terminates his affiliation with the Company, immediately to begin competing with the Company. (b) Individual also specifically acknowledges that after he terminates his affiliation with the Company he will be able to earn a livelihood without violating the terms of this Agreement. Further, Individual acknowledges that his representation of his ability to earn a livelihood without violating the terms of this Agreement is a material condition to the Company's entering this Agreement with him.

         2.       Restrictions.
                   (a) Restricted Period. In consideration of the benefits to be received by Individual as a result of the Acquisition, Individual agrees that during the period beginning on the date of the closing of the Acquisition and ending on the two-year anniversary of the payment by PMCI of the Final Purchase Price Adjustment pursuant to Section 2.3(d) of the

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         Stock Purchase Agreement (the "Restricted Period") he
will not (i) Participate In (as hereinafter defined) any Competitive Advisory Business (as hereinafter defined); (ii) directly or indirectly cause, or attempt to cause, to leave the employ of the Company any employee of the Company that is an employee of the Company at any time during the period beginning six months before the date of this Agreement and ending at the end of the Restricted Period; (iii) directly or indirectly solicit any customer of the Company as to which Individual obtained knowledge during his affiliation with the Company as a member of the leadership team of the Company; (iv) knowingly or recklessly interfere or attempt to interfere with any transaction in which the Company was involved during the term of this Agreement; or (v) in any other way knowingly or recklessly interfere with the relationship between the Company and any of its employees, customers or suppliers.

                  (b) Participate In. For purposes of this
Agreement, "Participate In" means to directly or indirectly, individually or with or through any other person or entity, manage, operate, control or participate in the management, operation or control of, or be connected to as a director, officer, employee, partner, consultant, agent or independent contractor, or acquiesce in the use of his name in.

                  (c) Competitive Advisory Business. For purposes of this Agreement, "Competitive Advisory Business" means services, products or software in the wrap-fee or privately managed account business (whether using mutual funds or separate accounts) and/or services, products or software in the performance reporting business to the extent such services, products or software are provided to or through financial intermediaries, including, but not limited to, investment advisors, broker-dealers, banks, insurance companies, accounting firms and financial planners for use in providing services to the retail and small institutional accounts (typically under $30 million in assets) of such financial intermediaries. The term "Competitive Advisory Business" includes the offering of any of the following products or services through financial intermediaries, either alone or in combination, whether or not such products or services are generally or customarily understood to be included in the term "wrap-fee" or "privately managed account" business, and whether or not such products or services are offered for a single fee or are charged for separately: (1) investment recommendations or portfolio management services based on or tailored to the specific investment needs and/or risk tolerance of the client whose assets are being managed, (2) access to the asset management services of separate account managers, (3) automated trading services that involve the exercise of discretionary authority, a limited power of attorney or similar authorization granted by an asset management client and (4) the preparation of reports or statements that show the securities transactions in a client account and/or calculate, display or analyze the performance or investments held in a client account. The term "Competitive Advisory Business" does not include personally providing investment advisory products or services directly to clients through a financial planning, investment management or investment consulting firm, as long as either (1) at least 75% of the clients of such firm have assets under management or under advisement by such firm in excess of $30 million, or (2) such clients are not primarily secured by such firm through referrals or solicitations by individuals not employed by such firm who derive a fee or other compensation for such referrals or solicitations. The term "Competitive Advisory Business" specifically includes,
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but is not limited to, any investment advisory services or
products provided to financial intermediaries by Lockwood Financial Services, Inc.; Rheinhardt Werba Bowen Advisory Services; Advisory Consulting Group; SEI Investments; Brinker Capital; Meridian Investment Management; Frank Russell Company and Callan Associates, Inc. The term "Competitive Advisory Business" also includes "turn key asset management programs." Notwithstanding any of the foregoing, the parties hereto understand and agree that Individual is expected to be employed by LCG Associates, Inc. and its parent LCG Holdings (collectively referred to in this paragraph as "LCG"), a firm that provides investment consulting to qualified plans and institutional investors. The parties hereto agree that the Individual may be employed by LCG and that such employment in and of itself will not be a violation of this Agreement so long as LCG does not engage in a Competitive Advisory Business.

                  (d) Limitations. The restrictions imposed by this Agreement are limited to the geographical areas in which the Company is conducting its business enterprise and business operations at the date hereof, which consists of the United States and its territories and possessions. The restriction upon solicitation of customers imposed by Section 2(a)(iii) is limited to customers of the Company at the date hereof.

         3.       Effective Date.  Subject to Section 5(i), this
Agreement will  become effective on the date hereof.

         4. Injunctive Relief. Individual acknowledges that the breach or threatened breach by Individual of any of the provisions of Section 2 would cause the Company irreparable harm. Upon the breach or threatened breach of any of the provisions of
Section 2, the Company will be entitled to an injunction, without bond, restraining Individual from committing such breach. This right will not be construed to limit the Company's ability to obtain any other remedies available to it for such breach or threatened breach, including the recovery of damages.


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         5.       General Provisions.

                  (a) Remedies. Except as otherwise provided herein, any and all remedies herein expressly conferred upon a party will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by law or equity upon such party, and the exercise by a party of any one remedy will not preclude the exercise of any other remedy. No failure or delay on the part of any party hereto in the exercise of any right hereunder will impair such right or be construed to be a waiver of, or acquiescence in, any breach of any representation, warranty or agreement herein, nor will any single or partial exercise of any such right preclude other or further exercise thereof or of any other right.

                  (b) Governing Law. This Agreement, its
interpretation, and the legal relations between the parties hereto will be governed by and construed in accordance with the laws of the State of Colorado, without regard to the conflict of laws rules thereof.
                  (c) Severability. If any provision of this Agreement is held to be invalid, illegal or unenforceable in any jurisdiction by any court of competent jurisdiction, then (i) such invalidity, illegality or unenforceability will not affect such provision with respect to any other jurisdiction, (ii) such invalidity, illegality or unenforceability will not affect any other provision of this Agreement with respect to such jurisdiction, and (iii) such court may modify such provision to make it valid, legal, and enforceable in such jurisdiction, and such provision will thereafter be enforced in its modified form in such jurisdiction.

                  (d) Assignment; Binding Effect. Neither this
Agreement nor any of the rights, benefits or obligations hereunder may be assigned by any party hereto (whether by operation of law or otherwise) without the prior written consent of the other party hereto. This Agreement will be binding upon and inure to the benefit of the parties hereto and their respective legal representatives, heirs, and permitted successors and assigns.

                  (e) Entire Agreement. This Agreement
constitutes the entire agreement between the parties hereto and supersedes all prior agreements and understandings, whether oral or written, between the parties hereto with respect to the subject matter hereof.
                  (f) Amendment. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.

                  (g) Headings; "Including". When a reference is made in this Agreement to a section, such reference is to a section of this Agreement unless otherwise indicated. As used in this Agreement, the words "include," "includes" and "including" when used herein will be deemed in each case to be followed by the words "without limitation." The section headings contained in this Agreement are for reference purposes only and will not affect in any way the meaning or interpretation of this Agreement. Whenever the context may require, each pronoun includes the corresponding masculine, feminine and neuter forms.


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                  (h) Representation by Counsel. The parties
hereto acknowledge that they have had the opportunity to consult with counsel and have done so to the extent they deemed appropriate during the negotiation, preparation and execution of this Agreement.

                  (i) Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed to be an original, and all of which together shall be deemed to be one and the same instrument.

                 (j) Enforcement Costs. In the event of any proceeding to enforce this Agreement, the prevailing party will be entitled to receive from the other party all reasonable costs and expenses, including the reasonable fees of attorneys, accountants and other experts, incurred by the prevailing party in investigating and prosecuting (or defending) such action at trial or upon any appeal.

                                             *     *     *
*     *

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         IN WITNESS WHEREOF, the parties hereto have executed
this Agreement as of the date first above written.

                                              ADAM INVESTMENT SERVICES, INC.



                                                 By:  /s/

                                                 Name:

                                                 Title:



                                                  INDIVIDUAL



                                                      /s/
                                                 Michael T. Wilkinson

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